UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Inland Empire Building One

On December 17, 2010, IIT Acquisitions LLC, a wholly-owned subsidiary of Industrial Income Trust Inc. (the “Company”), entered into a definitive Agreement of Purchase and Sale to acquire a 100% fee interest in one industrial building that is approximately 1.3 million square feet on 60.1 acres located in the Inland Empire metropolitan area in Perris, California (the “Inland Empire Building One”) from Ridge Perris I, LLC (the “Seller”). The Seller is not affiliated with the Company or its affiliates. The Inland Empire Building One is currently 100% leased to one tenant. Upon consummation of the acquisition, the lease agreement is expected to be assigned to and assumed by the Company, through its wholly-owned subsidiary.

In general, the tenant will be responsible for paying directly or reimbursing landlord for the real estate taxes, insurance, and repair and maintenance costs.

The Company believes that the Inland Empire metropolitan area is one of the largest and most active industrial markets in the world due to its strategic location near the ports of Los Angeles and Long Beach, which handles approximately 35% of all of the container traffic into and out of the United States. The Inland Empire is strategically located approximately 70 miles from the Ports of Los Angeles and Long Beach and in close proximity to the region’s primary transportation thoroughfares (Interstates 10, 15 and 215 as well as State Routes 210, 30, 60 and 91).

The total approximate aggregate purchase price of the Inland Empire Building One is expected to be $80.0 million, exclusive of transfer taxes, due diligence, and closing costs. In connection with the execution of the purchase agreement and completion of due diligence, the Company deposited an amount of $2.0 million into an escrow account. Pursuant to the terms of the amended and restated advisory agreement, dated as of May 14, 2010 (the “Advisory Agreement”), by and among the Company, Industrial Income Operating Partnership LP and Industrial Income Advisors LLC (the “Advisor”), the Company expects to pay an estimated acquisition fee to the Advisor equal to 2.0% of the purchase price of this transaction. The Company plans to fund the acquisition using proceeds from the Company’s public offering and debt financing. The Company has not yet received financing commitments for this acquisition and there can be no assurances that the Company will be able to secure debt financing.

The acquisition of the Inland Empire Building One is expected to close later in the fourth quarter 2010. There is no assurance that the Company will be able to purchase the Inland Empire Building One on the terms set forth herein or at all. The consummation of the acquisition is subject to various closing conditions to be met by the parties. If the Company does not close on the acquisition, there are circumstances under which it may forfeit the deposits it has funded.

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisition of the Inland Empire Building One) that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to close the acquisition, obtain debt financing for such acquisition and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

December 22, 2010	By:	/s/ Thomas G. McGonagle
		Name:	Thomas G. McGonagle
		Title:	Chief Financial Officer and Treasurer

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